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EXHIBIT 12.1

TYCO INTERNATIONAL LTD.
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES (1)
(Dollars in Millions)

	Fiscal
	2006	2005	2004	2003	2002
Earnings:
Income (loss) from continuing operations before income taxes, minority interest and cumulative effect of accounting changes	$4,884	$4,165	$3,995	$1,554	$(2,842)
Fixed charges	954	1,082	1,228	1,434	1,363

	$5,838	$5,247	$5,223	$2,988	$(1,479)

Fixed Charges:
Interest expense before capitalized interest	$720	$825	$965	$1,174	$1,177
Rentals	239	261	264	283	283

	$959	$1,086	$1,229	$1,457	$1,460

Ratio of Earnings to Fixed Charges	6.09	4.83	4.25	2.05	— (2)

(1)
The ratio of earnings to fixed charges is computed by dividing the sum of earnings before income taxes, minority interest and cumulative effect of accounting changes and fixed charges by fixed charges. Fixed charges represent interest expense (before interest is capitalized), amortization of debt premiums and discounts, capitalized expenses related to indebtedness and an appropriate interest factor on operating leases.

(2)
In fiscal 2002, fixed charges exceeded earnings by $2,939 million.

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TYCO INTERNATIONAL LTD. COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES (1) (Dollars in Millions)